EXHIBIT 12


    Computation of Ratios of Earnings to Fixed Charges for Meditrust and MAC
                             (dollars in thousands)

                                                                   Nine Month
                           Year Ended December 31,                Period Ended
              -------------------------------------------------   September 30,
                1992      1993      1994      1995       1996         1997
              -------- ---------  --------  --------  ---------  --------------
Net Income     $51,358   $63,636   $80,460   $86,518   $157,976    $125,052
  Interest
  Expense       58,159    62,193    67,479    64,163     64,216      61,831
              --------  --------  --------  --------   --------    --------
     Total    $109,517  $125,829  $147,939  $150,681   $222,192    $186,883
              ========  ========  ========  ========   ========    ========
     Ratio        1.88      2.02      2.19      2.35       3.46        3.02


For purposes of calculating the ratio of earnings to fixed charges for the years ended December 31, 1992, 1993, 1994, 1995, 1996 and the nine-month period ended September 30, 1997, net income has been added to interest expense and that sum has been divided by such interest expense.